Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
    (970) 493-7272, Ext. 4105

HESKA Announces Q2 Results - 57% Bottom Line Improvement

Revenues Grow by 21%, Operating Expenses Decrease

FORT COLLINS, CO, July 29, 2003 — Heska Corporation (Nasdaq: HSKA) today reported consolidated financial results for its second quarter ended June 30, 2003.

The company generated $14.8 million of total revenue in the second quarter of 2003. This compares to $12.2 million of total revenue for the corresponding period in 2002. Gross margin on product sales increased to 40.7% for the period from 40.2% in the second quarter of 2002. Total operating expenses decreased to $7.4 million for the quarter from $7.8 million in the prior year period. Quarterly net loss decreased to $1.2 million, or 3 cents per share, from $2.8 million, or 6 cents per share, in 2002.

“We are pleased to report this continued progress to our shareholders, ” commented Robert Grieve, Heska’s Chairman and CEO. “ Our gains were balanced, coming from each of the three key financial metrics we haver targeted: revenue growth, margin improvement and expense control. We look forward to reporting further progress to our shareholders in the future.”

Segment Revenue
Total product sales for the second quarter of 2003 were $14.4 million, up 20% from $12.0 million in the second quarter of 2002. For the six months ended June 30, 2003, total product sales were$27.4 million, up 25% from $21.9 million in the corresponding period in 2002. Heska Corporation’s business is comprised of two reportable segments—Companion Animal Health and Diamond Animal Health. Product revenues from these segments are as follows:

Companion Animal Health   This segment includes revenue from the company’s diagnostic and monitoring instruments and supplies as well as single use diagnostic tests, vaccines and pharmaceuticals, primarily for canine and feline use. In the second quarter of 2003, this segment generated product revenue of $11.2 million, up 22% from $9.2 million in the second quarter of 2002. For the six months ended June 30, 2003, this segment generated product revenue of $21.0 million, up 25% from $16.8 million in the prior year period.

Diamond Animal Health   This segment includes revenue from private label vaccine and pharmaceutical production, primarily for cattle but also for other species including horses and fish. In the second quarter of 2003, this segment generated product revenue of $3.2 million, up 16% from $2.8 million in the second quarter of 2002. For the six months ended June 30, 2003, this segment generated product revenue of $6.4 million, up 25% from $5.1 million in the prior year period.

Investor Conference Call
Management will conduct a conference call on Tuesday, July 29, at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss the second quarter financial results. To participate, dial (800) 218-0713 (domestic) or (303) 262-2075 (international); the conference call access number is 544382. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until August 12, 2003. The telephone replay may be accessed by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international). The webcast replay may be accessed from Heska’s home page at www.heska.com.

About Heska
Heska Corporation (Nasdaq: HSKA) develops, manufactures and markets veterinary products. Heska's core focus is on the canine and feline companion animal markets where it has devoted substantial resources to the research and development of innovative products. Heska state-of-the-art offerings to veterinarians include diagnostic and monitoring instruments and supplies as well as single use diagnostic tests, vaccines and pharmaceuticals. The company strives to develop high value products for unmet needs and to advance the state of veterinary medicine. For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. In addition, factors that could affect the business and financial results of Heska generally include the following: delays in or failure to achieve market acceptance of products; delays in or failure to achieve future product development; uncertainties regarding our ability to raise sufficient capital or borrow sufficient cash to fund future operations as needed; uncertainties regarding the outcome of research and development efforts or the ability to successfully develop or commercialize products in research and development; uncertainties regarding the ability to receive required regulatory approvals in a timely manner, if at all; uncertainties regarding the scope, enforceability and validity of patents and proprietary rights, which are subject to complex legal standards that vary from country to country and are subject to interpretation by administrative agencies and courts; quality of management; competition; changes in business strategy or development plans; inability to obtain renewal or continuation of contracts, or obtain exclusivity, to market, sell or distribute products described herein; inability to manufacture, market, sell or distribute products at currently projected costs or obtain certain products in sufficient quantities and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

Financial Table Follows:

Consolidated Statements of Operations
In Thousands, Except per Share Amounts
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2002	2003	2002	2003

Revenue:
Products, net	$11,963	$14,397	$21,884	$27,371
Research, development and other	261	356	505	656

Total revenue	12,224	14,753	22,389	28,027
Cost of products sold	7,157	8,533	13,056	16,406

	5,067	6,220	9,333	11,621

Operating expenses:
Selling and marketing	3,155	3,837	6,332	7,613
Research and development	2,209	1,792	5,125	3,551
General and administrative	1,813	1,749	3,548	3,599
Restructuring and other operating expenses	621	--	857	515

Total operating expenses	7,798	7,378	15,862	15,278

Loss from operations	(2,731)	(1,158)	(6,529)	(3,657)
Other, net	(43)	(42)	(136)	(19)

Net loss	$(2,774)	$(1,200)	$(6,665)	$(3,676)

Basic and diluted net loss per share	$(0.06)	$(0.03)	$(0.14)	$(0.08)

Shares used for basic and diluted net loss per share	47,804	47,899	47,820	47,856

Balance Sheet Data
In Thousands
(unaudited)

	December 31,	June 30,

	2002	2003

Cash and cash equivalents	$6,026	$4,814
Total current assets	24,700	22,268
Total assets	35,585	32,087
Line of credit	7,596	7,602
Current portion of long-term debt and capital leases	2,338	796
Total current liabilities	19,274	17,866
Long-term debt and capital leases	770	2,190
Stockholders’ equity	9,210	5,964
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